                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                              Amendment No. 2/1/

                            M & T Bank Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  55261 F 104
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

                        (Continued on following pages)

                              Page 1 of 14 Pages
___________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 2 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,708,760
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
   PERSON WITH     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

                     8    6,708,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,708,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.22
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 3 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Hathaway Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
      SHARES              -0-
                    -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,708,760
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8
                          6,708,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,708,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.22
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 4 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OBH, Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,708,760
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER

                     8    6,708,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,708,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.22
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 5 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Nebraska Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          6,543,060
     OWNED BY      -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,543,060
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,543,060
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.04
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 6 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Fire & Marine Insurance Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Nebraska Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          165,700
     OWNED BY      -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          165,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      165,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.18
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 7 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEICO Corporation
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,000
     OWNED BY      -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.59
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 55261 F 104               13G                     Page 8 of 14 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Government Employees Insurance Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Maryland Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          546,000
     OWNED BY      -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          546,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      546,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.59
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC, CO
------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

      M & T Bank Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

      One M&T Plaza
      Fifth Floor
      Buffalo, New York 14240

Item 2(a). Name of Person Filing:
Item 2(b). Address of Principal Business:
Item 2(c). Citizenship:

      Warren E. Buffett
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      United States Citizen

      Berkshire Hathaway Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      OBH, Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      National Indemnity Company
      3024 Harney Street
      Omaha, Nebraska 68131
      Nebraska Corporation

      National Fire and Marine Insuramce Company
      3024 Harvey Street
      Omaha, NE 68131

      GEICO Corporation
      One GEICO Plaza
      Washington DC 20076

      Government Employees Insurance Company
      One GEICO Plaza
      Washington DC 20076

Item 2(d). Title of Class of Securities:

      Common Stock

Item 2(e). CUSIP Number:

      55261 F 104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [_]  Broker or Dealer registered under Section 15 of the Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [X] Insurance Company as defined in Section 3(a)(19) of the Act.

              National Indemnity Company
              National Fire and Marine Insurance Company
              Government Employees Insurance Company

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              GEICO Corporation

              OBH, Inc.
              Berkshire Hathaway Inc.
              Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [X]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).

              See Exhibit A

If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.  Ownership.

     Warren E. Buffett

     (a) Amount Beneficially Owned:

         6,708,760

     (b) Percent of Class:

         7.22

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               6,708,760

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               6,708,760

     Berkshire Hathaway Inc.

     (a) Amount Beneficially Owned:

         6,708,760

     (b) Percent of Class:

         7.22

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               6,708,760

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               510,310

     OBH, Inc.

     (a) Amount Beneficially Owned:

         6,708,760

     (b) Percent of Class:

         7.22

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               6,708,760

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               6,708,760

     National Indemnity Company

     (a) Amount Beneficially Owned:

         6,543,060

     (b) Percent of Class:

         7.04

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               6,543,060

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               6,543,060

     National Fire and Marine Insurance Company

     (a) Amount Beneficially Owned:

         165,700

     (b) Percent of Class:

         0.18

     (c) Number of shares as to which the person has:

         -0-

         (i)   sole power to vote or direct the vote:

               -0-

         (ii)  shared power to vote or direct the vote:

               165,700

         (iii) sole power to dispose or direct the disposition

               -0-

         (iv)  shared power to dispose or direct the disposition

               165,700

GELCO Corporation

     (a) Amount Beneficially Owned:

         546,000

     (b) Percent of Class:

         0.59

     (c) Number of shares as to which the person has:

         -0-

         (i)   sole power to vote or direct the vote:

               -0-

         (ii)  shared power to vote or direct the vote:

               546,000

         (iii) sole power to dispose or direct the disposition

               -0-

         (iv)  shared power to dispose or direct the disposition

               546,000

Government Employees Insurance Company

     (a) Amount Beneficially Owned:

         546,000

     (b) Percent of Class:

         0.59

     (c) Number of shares as to which the person has:

         -0-

         (i)   sole power to vote or direct the vote:

               -0-

         (ii)  shared power to vote or direct the vote:

               546,000

         (iii) sole power to dispose or direct the disposition

               -0-

         (iv)  shared power to dispose or direct the disposition

               546,000

Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     See Exhibit A

Item 8.  Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.  Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13/th/ day of February, 2001

     /s/ Warren E. Buffett
----------------------------------
Warren E. Buffett



BERKSHIRE HATHAWAY INC.                 OBH, INC.

By:  /s/ Warren E. Buffett              By:    /s/ Warren E. Buffett
    ------------------------------          ------------------------------
    Warren E. Buffett                       Warren E. Buffett
    Chairman of the Board                   Chairman of the Board



NATIONAL INDEMNITY COMPANY              NATIONAL FIRE & MARINE INSURANCE COMPANY

By:  /s/ Warren E. Buffett              By:    /s/ Warren E. Buffet
    ------------------------------          -------------------------------
    Warren E. Buffett                       Warren E. Buffett
    Chairman of the Board                   Chairman of the Board



GEICO CORPORATE                         GOVERNMENT EMPLOYEES INSURANCE COMPANY

By:  /s/ Warren E. Buffett              By:    /s/ Warren E. Buffet
    ------------------------------          -------------------------------
    Warren E. Buffett                       Warren E. Buffett
    Chairman of the Board                   Chairman of the Board

                                   Exhibit A

                            MEMBERS OF FILING GROUP


PARENT HOLDING COMPANY:


Berkshire Hathaway Inc.

OBH, Inc.
GEICO Corporation
Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire and Marine Insurance Company

Government Employees Insurance Company